Exhibit 99

Cautionary Statement

This Exhibit 99 to the current report on Form 8-K filed by Humana Inc. may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

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If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.

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If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.

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If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses.

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Humana is involved in various legal actions and governmental and internal investigations, including without limitation, an ongoing internal investigation and litigation and government requests for information related to certain aspects of its Florida subsidiary operations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs.

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Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company's medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products (and particularly how the ratio may apply to Medicare plans, including aggregation, credibility thresholds, and its possible application to prescription drug plans), lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax and other assessments; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible federal premium tax and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

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Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage administrative costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2011;

•	Form 10-Q for the quarter ending March 31, 2012;

•	Form 8-Ks filed during 2012.

The following is a transcript of a conference call hosted by Humana Inc. on July 30, 2012, to discuss its financial results for the fiscal quarter ended June 30, 2012 and the Company’s expectations for future earnings:

MS. NETHERY:  Thank you.  We appreciate you joining Humana's senior management team for a discussion of our second quarter 2012 results as well as our updated earnings outlook for the full year.

Participating in today's prepared remarks will be Mike McCallister, our Chairman of the Board and Chief Executive Officer, Bruce Broussard, Humana's President, Jim Murray, Executive Vice President and Chief Operating Officer, and Jim Bloem, Senior Vice President and Chief Financial Officer.

Following these prepared remarks, we will open up the lines for a question and answer session with industry analysts.  We encourage the investing public and media to listen in to both management's prepared remarks and the related Q&A with analysts. This call is being recorded for replay purposes.  That replay will be available on the Investor Relations page of Humana's website (Humana.com) later today.  A transcript of both the prepared remarks and the Q&A session will also be available on Humana's website no later than 9:00 a.m. Eastern Time, tomorrow morning.  This call is being simulcast via the internet along with a virtual slide presentation. For those of you who have company firewall issues and cannot access the live presentation, an Adobe version of the slides has been posted to the Investor Relations section of the Humana's website.

Before we begin our discussion, I need to advise call participants of our cautionary statement. Certain of the matters discussed in this conference call are forward-looking and involve a number of risks and uncertainties.  Actual results could differ materially.  Investors are advised to read the detailed risk factors discussed in this afternoon's earnings press release as well as in our filings with the Securities and Exchange Commission.  Today's press release, our historical financial news releases and our filings with the SEC are all available on Humana's Investor Relations website.

Finally, any references made to earnings per share or EPS in today's call refer to diluted earnings per common share.  With that, I'll turn the call over to Mike McCallister.

MR. MCCALLISTER:  Good evening everyone, and thank you for joining us.

Today Humana announced second-quarter earnings of $2.16 per share, above our most recent guidance of $1.98 to $2.08 per share, primarily due to favorable prior year claims development.  We have accelerated the timing of our earnings release as recent developments have resulted in the lowering of our forecasted earnings for the full year.

Although three of our four business segments are running ahead of plan, the Retail Segment is experiencing some issues that we anticipate will be addressed over the coming quarters.  We have consequently lowered our full-year 2012 earnings per share guidance to a range of $6.90 to $7.10 from the previous range of $7.38 to $7.58.

While we are disappointed by the need to adjust our earnings forecast, we believe it is prudent given the developments that Jim Murray will describe in detail in a few moments.  Bruce Broussard will then outline the measures underway to address these issues.  Jim Bloem will close by relating these matters to our revised outlook for the year.

First, though, I want to reiterate that our strategy continues to be sound and represents a solid path towards long-term growth and earnings. Further, this strategy continues to provide returns in a number of ways.  Let me briefly highlight each of the five elements of Humana's strategy:

First, grow membership, especially in Medicare.  As you know, our Medicare Advantage membership growth significantly exceeded expectations in 2011 and 2012.  Though with that growth has come some short-term challenges, the long-term benefits of such growth across the enterprise are significant.

Second, execute on our 15 Percent Solution.  Over the past five years, the build-out of our efficient networks and the application of our clinical programs have driven sustained results.  We are also excited about the positive impact we expect from both the clinical analytics capabilities of our Anvita operations and the focus on home-care through the capabilities and services by our SeniorBridge team.  We believe we are further enhancing our solid Medicare Advantage value proposition with these activities.

Third, expand geographically.  Over the course of the past few years we have dramatically expanded our provider networks, vastly increasing the number of people across the nation who have access to our product offerings.

Fourth, further develop integrated delivery system models.  Our value-based delivery system initiatives allow our provider partners to continue to progress along a continuum of pay for performance models, leading to increased engagement by both doctors and hospitals and improved health outcomes for members.

And finally, capture adjacent business opportunities.  It's worth noting that we raised our expectations for 2012 earnings from our Health and Well-Being Services Segment today, primarily as a result of the ongoing growth and success of our RightSource mail-order pharmacy business.

In closing, we continue to believe our company's strategy is sound.  We expect growth in membership will continue to be an important element of that strategy, as will long-term growth in earnings.  I am confident that the steps we are taking to address our short-term issues will further enhance the growth we continue to anticipate over the coming years.

With that, since I know you are likely anxious to hear more about the short-term issues we are facing, I'll turn the call over to Jim Murray.

MR. MURRAY:  Thanks Mike, and hello everyone.

Mike shared with you that the Retail Segment is experiencing some challenges.  The full-year shortfall to our prior guidance for the Retail Segment is expected to be approximately $260 million.

This shortfall is related primarily to two issues with our individual Medicare Advantage book of business: first, a higher than planned benefit ratio on new members contributing about $170 million to the shortfall; and second, higher than anticipated medical cost trends across all individual Medicare Advantage members contributing an additional $100 million.

In a moment I'll elaborate on these two items, but first I'll provide a little context and background.  As Mike noted in his remarks, growing Medicare Advantage membership is one of our key strategic objectives.  It enables us to create economies of scale in our administrative cost structure, motivates and encourages providers to work collaboratively with us in the markets that we serve, and allows synergistic growth in our other services.

Another important contextual point is that benefit ratios for new members joining our Medicare Advantage plans are historically higher at the outset than those of our existing members due to the time it takes to properly document a member's risk profile and determine which members we believe will benefit from the clinical programs that comprise key elements of our 15 Percent Solution.  While we make some progress during the member's first year, it generally takes 12 to 24 months to fully recognize the benefit of all of these efforts.

Once properly documented and in the appropriate clinical programs, new member benefit ratios approximate those of our existing members in similar products and markets.  Bruce will describe the steps we are taking to accelerate this timeframe, as well as illustrating how our new members have performed over time.  Detailing the $170 million new member pretax issue, this slide summarizes our new member cohorts for the last four years.

From this slide, several observations are worth noting.  First, we added significantly more new members in 2011 and '12 as compared to 2009 and '10.  Second, our benefit ratios on new members added in both 2009 and '10 were lower than our new member benefit targets used in the related bid processes.  Third, we raised our new member benefit ratio targets in 2011 and '12.  And finally, the actual benefit ratio on 2011 and '12 new members is higher than the 2011 and '12 targets that we revised.

I will begin with the significant new member growth in 2011 and '12.  As shown on the slide, this growth resulted in approximately 30 percent of our overall average membership base, having a benefit ratio than the existing base by as much as 500 to 700 basis points.  While we had planned to grow in both 2011 and '12, we surpassed our new member growth targets by approximately 190 percent in 2011 and now anticipate exceeding our target by over 80 percent in 2012.  The higher percentage of new members with higher benefit ratios compared to the existing member base has put pressure on our 15 Percent Solution to perform even better than it has in prior years.

Second, given the 2011 and 2012 CMS funding reductions, the confidence we had in the results from our 15 Percent Solution and our belief in the importance of growing Medicare Advantage membership, we were willing to increase our target new member benefit ratios in 2011 and '12 as shown on this slide.  As we detailed in our first quarter call, we increased our overall target benefit ratio by reducing some of the conservatism we had historically used in our bid processes which had resulted in the favorable comparison of our actual benefit ratios to the related targets in 2009 and 2010 that is also shown on the slide.

The fact that we raised our new member target benefit ratio exacerbated the impact of the higher than anticipated new member growth that I noted earlier.  It also reduced the likelihood that we would perform more favorably than our bids than has happened in 2009 and '10.

The root cause for the final additional new member issue has been more difficult to identify with the time that we have had.  As we have discussed in previous quarters, the risk profiles for both our 2011 and '12 new members is very similar to our historical new member profiles as you can see noted on the slide.  However, especially for the 2012 cohort of new members, utilization of medical service is higher than anticipated.

One potential cause we are in the process of analyzing suggests that the 2012 age-in members may not have had access to prior coverage due to the difficult economy, and as a result have some level of pent up demand which should ease over time.  The benefit ratio for specifically the new age-in members is substantially higher than the overall average for the total new member cohort and that is particularly true in 2012.  For the purposes of this discussion, age-ins are described as being new to the Medicare program regardless of age.  The slide details the number of age-ins included in our new member cohorts by year.

Again, this is only a potential cause that is currently under investigation and today's guidance adjustments does not assume any easing of this level of utilization over time.

To summarize the new member issue, the cumulative effect of all of these items is that both our 2011 and '12 actual new member benefit ratios exceeded our increased targets again as is shown on the slide.

As we began our 2013 bid work in approximately February of 2012, we had already determined that we needed to make adjustments to address a series of factors before any issues related to 2012 came to light.  These included but were not limited to some target geographies that were underperforming for us, and the underperformance of the 2011 cohort of new members.  In addition, we evaluated the overall competitive position of our benefits and premiums and concluded we had the opportunity to make the adjustments we had seen to that point without compromising our competitive position.

As our bid work continued, we were also able to see some trend issues for 2012 new members begin to emerge, although trend later grew to a higher level than we had previously experienced when we submitted our bids in early June, and together with the other developments we will discuss today, now impact our 2012 earnings guidance.  While the extent of the trend issues for the 2012 new members was not totally included in our 2013 bids, looking back when you consider all the issues that we did address before the full extent of the 2012 new member trend occurred, I feel very comfortable that the 2013 bids will enable us to address the issues that I have reviewed with you here today.  Bruce will give you a more detail of the expanded work that we did as a part of our 2013 bid process.

Turning now to the 100 million in higher than anticipated cost trends, this appears to be primarily from two items.

First, as a part of the Affordable Care Act's new preventive benefits, CMS and Humana are messaging Medicare beneficiaries encouraging them to seek wellness visits and physical exams.  During the first half of 2012, wellness visits per 1,000 members have increased over 200 percent from the prior year and routine physicals are up 22 percent per thousand members year over year.

In addition to the cost associated with these specific procedures, there also appears to be related increases in additional procedures that are likely identified in the initial wellness visit or exam.  Although we were cognizant of these benefit changes and the related messaging, we did not expect the immediate and extensive utilization associated with them.  However, we did make assumptions around this higher level of wellness benefit utilization in our 2013 bids.  We expect to continue this messaging because we believe in the likely favorable impact this will have on further quality, outcomes and cost.

Second, we are also seeing a modest spike in outpatient costs which from reading many of the sell-side analyst reports corresponds to an increase in outpatient volumes being reported by some providers during the first half of 2012.

Now, Bruce will review the corrective actions we have put into place to address the items that I have just detailed.  He will also talk about steps we have taken to bolster our clinical infrastructure and enhance our overall ability to achieve further success with our 15 Percent Solution.

MR. BROUSSARD:  Thanks, Jim.

We are not pleased with the recent developments, and take these matters seriously.  We are confident in our belief that overall bid strategy for 2013 combined with additional actions around 15 Percent Solution will allow us to reduce the benefit ratio through 2012 and to our target levels in 2013.

I'll cover three main topics in my remarks:  first, a detailed summary of our 2013 bid actions and their implications, investments in our clinical infrastructure; and our improved clinical process to enhance the 15 Percent Solution.

As Jim described, in our 2013 bid process we performed an exhaustive analysis of our product portfolio, the performance of our expansion markets, and the competitive position of our premiums and benefits.  Several important observations came from this analysis:  We are confident that our pricing strategy and processes are sound.  We found no material areas driving significant financial variation that gave us concern regarding individual or overall marketplace long-term stability and viability.  We also noted that for many products in various markets, the economic value proposition we are providing our members had improved relative to our competitors.

As a result of our strong competitive product position, we had headroom to adjust the benefit package.  As this slide demonstrates, we adjusted benefits for a significant number of members.  However, supporting members' historical preferences, we kept the premium increases to a minimum.  We believe our approach and expected 2013 market competitive position allows the continuation of our Medicare Advantage growth, albeit likely to be below levels of 2011 and 2012.

As Jim outlined, we have incorporated in the 2013 bids more conservative assumptions providing further comfort in meeting the 2013 benefit ratio.

Overall, we feel the 2013 bid actions will reduce the benefit ratio to more normal normalized levels, complementing our bid actions to make significant progress in 2012 through our clinical programs.

I would like to share a few aspects of our 15 Percent Solution we feel will make an impact in the coming quarters.  Critical to the success of our clinical programs is the clinical infrastructure.  As you can see from this slide, we have heavily invested in the clinical nurses, which has produced a strong ROI over time.  This investment is to increase our senior members' participation in our acute and chronic care programs.

Specifically, I would like to discuss our expansion of our chronic care programs.  For years Humana has been developing its product care program referred to as Humana Cares.  As has previously been explained, Humana Cares is a primarily telephonic chronic care management program designed to assess all aspects of those seniors living with multiple chronic conditions.  Actuarial studies have concluded that this program consistently delivers a 33 percent reduction in hospital admissions.

Today approximately 150,000 of 270,000 seniors with multiple chronic conditions are managed by Humana Cares.

The recently closed SeniorBridge acquisition enhances Humana Cares' home care capabilities by introducing a field based care manager targeting the highest 5 percent risk members having functional limitations.  The field care managers focus on such things as medication organization and adherence, disease based nutrition counseling and home safety issues.  These additional chronic home care capabilities are anticipated to further improve the reduction in hospital admissions by 50 percent.  The combined program is expected to carry an ROI of four to one.

Complementing the ROI from expanding our nurse infrastructure is the steps we are taking to address the timeliness and the identification of members for our clinical programs, ensuring adequate risk documentation.  Through our Anvita clinical analytic capabilities, we have developed predictive models that utilize early member condition codes, pharmacy data and member specific consumer data to provide us with reliable predictors that we believe will allow us to accelerate identification of the high risk members by six months.  We have also developed a revised health risk assessment which now includes a more fulsome evaluation.  Functionally challenged members are twice as likely to incur readmissions and generally represent three times the medical costs of other members.  We are beginning these combined new processes in the third quarter of 2012.

To address the timeliness of enrollment in clinical and obtaining documentation to properly reflect a member's risk profile, we have developed and implemented predictive models to identify members who are likely to benefit from clinical intervention and also not being adequately documented.  Members identified through this process are scheduled for a physician or nurse practitioner home visit to perform a comprehensive wellness exam. This exam is designed to only -- not only assist the identification enrollment members who could benefit from our clinical programs, but also to obtain proper condition documentation.  During the last half of 2012, we estimate that 30,000 such visits will happen.  Based on our actuarial analysis, we believe this new program will likely carry an overall return on investment of eight to one, which includes the beneficial effect of clinical program savings and additional documentation.

Enhancements to our clinical programs I have just described were designed to improve our ability to achieve our 15 Percent Solution and allow us to compete for the long-term.  We believe the investments we are making during 2012, while costly, will position us well for the future.  The combined 2012 spend for these clinical programs will beneficially affect 2013 results by $200 - to $300 million.

My final slide demonstrates how the combined 2009 and 2010 new member cohorts improve over time.  The corrective actions and improved processes are expected not only to improve the slope of this line for our 2011 and 2012 new members but also to ensure these new members achieve the benefit ratios similar to the existing block.

Mike spoke of the soundness of our company's strategy despite these challenge.  I echo his comments and know that leaders and associates across Humana are engaged to put us back on track for the performance our shareholders have come to expect and what we demand from ourselves.  With that I'll turn the call over to Jim Bloem for a detailed explanation of our second quarter results and revised guidance.

MR. BLOEM:  Thanks, Bruce.  And good evening, everyone.

Let's start a detailed review of both our second quarter results and revised 2012 full-year guidance of $6.90 to $7.10 per share by first looking at the second quarter by itself.

Our reported second quarter earnings per share of $2.16 after adjustment for prior year favorable medical claims reserve development of $.15 per share approached the $2.03 per share midpoint of our May 21 guidance.

However, as we annualized our June results, it became apparent that although we fell within in the range of our second-quarter forecast, we needed to lower our full-year 2012 earnings per share guidance range.

So turning now to the full year, this slide displays the major changes from our previous second-quarter and full-year forecasts to our revised full-year guidance, including the significant changes for each of our Business Segments.

As noted on the previous slide, we experienced $40 million of consolidated favorable prior-year medical claims development, which was comprised of $24 million in the Retail Segment, $12 million in the Employer Group Segment, and $4 million in our other businesses, primarily Medicaid.

For the rest of my remarks, I will elaborate on the remaining guidance changes by segment.

First, so now looking in detail at the Retail Segment, the attached slide highlights the key changes in both the quarter and the full year.

For the full year, you can see the $270 million reduction in our expected individual Medicare Advantage underwriting results.   This is attributable to the new membership and increased claims cost which Jim Murray and Bruce Broussard just described.

In the second quarter, we were $91 million below the forecast for these same two items.

Also detailed on the slide, in the second quarter, we recognized $73 million of unfavorable claims development from the first quarter on our individual Medicare Advantage book.  This trended to a corresponding additional $82 million of unfavorable impact on our second quarter results, totaling $155 million for the second quarter and yielding a $311 million increase in expected Medicare Advantage claims for the full year.

On the positive side, we also received updated risk adjustment payment information from CMS in early July.  This resulted in a $41 million increase in our expected full year premiums per member.  Combining the $311 million of expected increase in full year claims with a partially offsetting $41 million increase in full year premiums per member, yields a net individual Medicare Advantage shortfall of $270 million as shown and discussed.

The slide further indicates that the second quarter also benefited from $64 million of premium risk adjustments as $23 million of our full-year estimate occurred earlier in the year than we previously forecasted.

Further, we have included $46 million for additional investments in the second half of the year.  These investments primarily represent the steps we are taking to strengthen our clinical capabilities and the 15 Percent Solution as Bruce just discussed.  Although we recognize that making these investments now will unfavorably impact our expected 2012 results, we concluded that making them is in the best interest of our members and shareholders as we believe these investments will continue to position us for further improvement in our 15 percent solution.

Next you can also see from the slide that our remaining Retail Segment operations are expected to improve by $32 million for the full-year.  This improvement is attributable primarily to our PDP business which continues to perform well.

Finally, with respect to this slide, we've also included the year-to-date and full-year Retail Segment benefit ratios for both 2011 and 2012 at the bottom of the slide.  This comparison shows that we now expect the full year to be 350 basis points higher than last year while the year-to-date is up only 220 basis points.  This in turn implies that we now expect the year-over-year spread to be larger in the second half of the year relative to the year-to-date and there are two reasons why this spread widening is occurring.

First, as we discussed last year, we experienced lower drug costs in the second half of 2011 as a result of both patent expirations and lower wholesale acquisition prices for several highly-used generics.  Accordingly, in the second half of 2012, there's no similar benefit in the year-over-year comparison.

Second, in accordance with our longstanding practice, we have not included any prior year development in our forecast for the second half of 2012, whereas our second half of 2011 results included $75 million of favorable prior period development which we disclosed with those results.

Turning now to the Employer Group Segment, we're pleased to be raising our guidance today by $60 million.  This improvement is occurring primarily in both our commercial group lines of business.

With respect to commercial claims trends, we've consistently stated that we expect a gradual uptick in utilization at some point and accordingly we have guided and more importantly priced assuming a 6 to 6.5 percent secular trend in 2012, which is a 100 to 150 basis points increase over the 2011 secular trend of approximately 5 percent.

Last quarter we indicated that we're seeing full-year secular trend in the Employer Group Segment move toward the low end of the 6 to 6.5 percent range now estimate that the full year will be around 6 percent plus or minus 50 basis points.  This level of trend still contemplates an uptick in the back half of the year as we have run below 6 percent for the first half of the year on our Commercial products.

To further elaborate on commercial cost trends, we continue to see declining levels of inpatient hospital utilization in the negative low to mid-single digits.  However, this is accompanied by a shift to outpatient procedures.  The outpatient utilization trend is slightly higher than last year but still in the low single digits.  Inpatient and outpatient hospital rates continue to be in the mid-single digits and we continue to see physician and prescription drug costs trending in the low to mid-single digits.

So to summarize our commercial trend expectations, while we still expect a gradual uptick in commercial trends in the coming quarters, the pace of the uptick is slower than we anticipated in our pricing, and this is the primary reason for the $60 million increase in our pretax guidance for the Employer Group Segment.

Turning next to the Health and Well-Being Services Segment, we also are pleased to be raising our guidance for the full year by $60 million, including operating over-performance in the second quarter of $41 million.

This operating over-performance is primarily driven by RightSource, our mail order prescription drug operation and can be primarily attributed to three things:  First, we have increased penetration into our membership base beyond our current expectation. Currently, 23 percent of all prescription drugs dispensed in connection with all of our Retail and Employer Group health plans are filled via RightSource.  Second, we continue to improve our cost of goods sold by both leveraging our volumes and re-contracting with suppliers.  And third, we continue to lower our cost-to-fill through increasing scale and streamlining our operations.

Turning finally to our other businesses, our second quarter results included a significant amount of legal fees associated with previously announced settlement of the Sacred Heart litigation. The second half of the year is expected to be better primarily due to an improved outlet for our military business.

To conclude we recognize that we have shared a lot of information with you today and appreciate your patience during our prepared remarks. We're confident in our ability to successfully address this short-term Retail segment challenge and resume our earnings growth.

With that, we will open our phone lines for questions and we request that each caller ask only two questions in fairness to those still waiting in the queue.  Operator, will you please introduce the first caller.

Q.    Yes, good afternoon.  If I could just ask a little bit more about the realization of the -- of the less favorable margins on MA relative to when you made your bids for next year.  Can you give us sort of any sense of how much of that you caught?  I know it wasn't all of it, but it was some of it.  Did you see this sort of developing in May and then you caught half of it in your bids?  I'm just trying to get a range of magnitude.

A.    (By Mr. Murray)  Sure.  This is Jim.  Let me go through this very carefully so that you come away with the right impressions.  As I said, we started our bid process in February of this past year.  When we started that work, we were of the opinion that we wanted to do some things relative to some things that we had seen long before we started the bid process around some markets that weren't performing as we hoped.  We also saw obviously the 2011 new member issue.  And we also, as a part of getting prepared for our bid process, studied where we were competitive in the markets that we serve, and we concluded that we had the opportunity to do some things to put back some of the profitability that existed at that point in time.  So what we did is we began the process during February and we went along and we saw claim data begin to develop for the month of April that we saw in early May, and we also saw May incurred claims that we saw in early June which we were able to look at and evaluate and get into our overall 2013 bid work.  Then in the beginning of June we filed our bids.  At that point we felt very good about the bid work that we did.  We also felt good that we were going to be able to make the entire year.  About -- during the early part of July, we summarized our June incurred claims and we spotted that we had some additional issues and some trends that were developing worse than we had imagined when we filed our bids.  So it's that last part, the June incurred claims, that we spotted in July that caused us the problems that we're talking about here today.  But the point that I want to really make sure that everybody is clear on is that in addition to all the trend evaluation that we were seeing for the months of April and May, we had already begun to think about some things that we wanted to do when we started our work in February to address problem markets and some of what we saw for 2011.  So when I step back and I evaluate our entire bid process, I'm very comfortable that, yes, I can say that we missed the June incurred claims that we learned about in July.  But I think more than offsetting that is the things that we wanted to address when we started the process in February.  And so when you put all of those pieces together, I feel very good about our 2013 bids and restoring a level of conservatism that didn't exist in 2012 and '11 like it did in 2009 and '10.

Q.    And if I could just ask a follow up on the -- what you're seeing from the age-ins.  So I gather you're seeing more age-ins relative to prior years, which is not surprising given the demographic bulge that is now coming through.  Do you have any sort of updated estimate whether industry wide, or at least from what you can see from your numbers, that there's a higher take-up rate for these, you know, the -- this first cohort of baby boomers turning 65 in the current economic environment?

A.    (By Mr. Murray)  The good news is that we're doing a better job of getting more share of the age-ins.  The bad news is the slide that we just reviewed with you in terms of the performance of the age-ins until you get them properly documented and get them into the right clinical programs.

A.    (By Mr. McCallister) The longer term good news is that they're going to be with us for around seven years.  You saw the slide that Bruce used. They improve quite dramatically relatively quickly. So this group will get better.  They're going to be with us for a long time.  So they will become a productive part of the group.

Q.    All right.  Thank you.

A.    (By Mr. Broussard)  And on top of that, I think it also gives an indication that there will be possibly be more growth in Medicare Advantage as a percentage of the total Medicare system as a whole.

Q.    Right, right.  That's what I was getting at.  Thank you.

Q.    Good afternoon.  Just a quick follow up there.  So, Jim, if I'm hearing you correctly, you're indicating that not only do you think you have got year 2013 bids back to a target margin, but that you also think you got year 2013 bids on Medicare Advantage back to a relative level of conservatism that is closer to what you had in 2010, 2011?

A.    (By Mr. Murray)  That's correct.

Q.    So if I could just ask a question.  You only a couple of weeks ago reaffirmed guidance, I believe at a conference.  If you're seeing all of this, it would be -- so you saw everything that you're indicating that you -- was significant enough that you did for significant benefit design changes, it sounds like.  What made you comfortable in reaffirming guidance at that point?

A.    (By Mr. Murray)  I think as Jim shared with you, there were a number of offsetting issues up through the June payment month that offset some of the issues that we described here today.  It was when we saw the June incurred claims develop themselves in the month of July that we had to step back and say it didn't look like the whole year was going to be on our guidance.  And it was at that point we began to evaluate some of the things that we've talked about.  Particularly, the one that's frustrating to me is not knowing about the 2012 new member cohort, what's causing the increased utilization, and we'll continue to evaluate what that's all about.  But it wasn't until the June incurred month payments that we got a good look at in July that we concluded that we weren't able to continue with our guidance.

A.    (By Mr. Bloem)  That's why we're here today, a week early.

Q.    Right, right.  Okay.  So my follow up to that would just be the -- in terms of is it fair to think that -- I'm just trying to walk through the logic.  Is it fair to think at that point, up until then you only expected this to be some kind of a short-term blip?  You did not think it was, you know, a continuing, you know, issue that you thought was going to repeat in July, August, September?  You know, if that's the case, why would you have built it into your bids at the level that you're saying you did?

A.    (By Mr. Murray)  Up until the June payment, we had identified that our trends were higher than we would like, particularly for the 2012 new member issues.  But we've also, as I -- you know, as I said and Bruce said, we felt very good about our competitive positioning and we thought it would be prudent for us to re-evaluate where we were competitively and not denigrate our ability to sell business going forward and take the opportunity to put that into our bidding process.  And so we felt really, really good about our bids that we filed in June.  We feel less good about them now that we have seen the July results, but still feel very good that in total they not only address the issues but restore some of the conservatism that existed in years prior to '11 and '12.

Q.    Okay.  Great.  Thanks.

Q.    Thanks.  Good afternoon.  When I talk about sort of the impact on 2013, I guess I'm just having a little bit of trouble understanding.  Jim, I guess it sounds like you felt like you were going to get your benefit ratios more in line with historical norms or get them down, I guess, relative to what you're seeing, and then you're also building in a heftier level of conservatism.  And as we sort of think about 2011 and '12, the way those developed, obviously cost runs came in a lot better. There were these sort of massive upward earnings revisions.  So that -- that part, I understand why you want to get back there.  But, you know, I'm looking at the second half guidance that's down.  You know, there's a lot of moving parts, depending on what you want to call one time or favorable development.  Your guidance for the second half is down, you know, 10 to 15 percent in terms of earnings.  So is it conceivable that earnings would be up?  When you talk about getting back to earnings growth, is it conceivable that earnings in 2013 would actually be up next year?

A.    (By Mr. Bloem)  We can't possibly right now, as you know, Josh, on '13.  But basically, if you look at the underwriting difficulties that we had in the first half, we just really flipped those over to the second half, and that's the major cause of why we have the issue this year.  And separately, as was addressed, we believe that we've successfully put that behind us in the bid process for '13.  So we feel good about where we are in the bids.  But again, it's not time to take a look at that until we see everything that we'll get after the bids are approved by CMS and go through that process and we see what everybody else has done.  But I want to come back to say, all we did really is to take the first half shortfall in underwriting margin and reproject that into the second half of this year.

Q.    Right.  Let me ask it a different way. You guys target 5 percent margins every year for your holistic book of business.  It sounds like PDP is running a little bit better.  Obviously, MA is worse.  Is it your expectation that what you have done, you know, based on what you see in terms of claims will get you back to that 5 percent margin for your overall book of business next year?

A.    (By Mr. Murray)  That's correct.

Q.    Okay.  And would you expect a reduction in membership or a slow down in the growth, or how do we think about that based on the fact that it would look like the benefit changes would have to be, you know, somewhat meaningful?

A.    (By Mr. Broussard)  We have a very high confidence level that we will retain and grow.  I think the question will be will we have the growth that we had in 2011 and 2012.  I think some of the discussion is that the growth will continue to be at the 2010 level.

A.    (By Mr. Bloem )  Again, we will wait. When we see what everybody has done and we know all of our bids are approved and we see what everybody else's bids are, as soon as we know that, within 30 days of that we usually come out with our guidance for membership and earnings.

A.    (By Mr. Murray)  One step we went through a great amount of detail to work through in the bids was to make the changes that we made to the benefit levels be more of a total -- more of the overall change than premium increases, because we feel like the seniors that we serve are more amenable to accepting a benefit change as opposed to a premium change.  So we went to a lot of effort to make sure we stuck to that kind of a philosophy.

Q.    Okay.  And I guess the second question just relates to this, you know, high level of confidence that things are better.  You know, you guys are looking at a 16 percent debt to cap.  I think your parent cash is now 11 percent of the market cap, probably closer to 13, based on where the stock is bidding.  Is now the time to, you know, initiate a significant share repurchase or some sort of change of capital structure?

A.    (By Mr. Bloem)  Our capital structure target for debt to cap still remains at 25 to 30 percent.  But with respect to share repurchase, the board authorized a $1 billion share repurchase on April 26th.  We spent 126 million of that through June 30.  And obviously, we find the price at least at closing today very attractive.  So we'll continue to do as the -- as the authorization allows us to do, which is basically to continue to repurchase shares in the open market and privately negotiated transactions.  Having said that, though, our entire capital deployment strategy I think is -- we're really, since last year, been able to return a lot of capital to shareholders in the form of cash dividends and in share repurchase.  Again, if you look at all of last year, which was the first year we could do it, we gave about $623 million of the sum of share repurchase plus cash dividends, and then the rest we used -- of that 1.2 billion total dividend, the rest we used on cap-backs and on acquisitions.  The first half of this year looked similar to that, in terms of we have already returned 400 million to the shareholders.  So, again, we feel like we're going to continue to do that.  We find the price attractive, and we'll continue to do as the authorization says.

Q.    Okay.  Thanks.

Q.    Thank you.  You had mentioned earlier that there were some items in 2011 and that occurred up through February that were worked fully into the 2013 bid.  How sizable is that?  Is that equally impactful as the utilization change that was noted later on, or is it smaller?

A.    (By Mr. Murray)  The items that we talked about were the unprofitable markets.  There were a number of markets that weren't running as we had anticipated or planned.  As you can see from the slide, the 2011 new member issue is a fairly sizable issue.  So, you know, prior to what we saw develop in 2012, there was a pretty sizable group of things that we were attempting to accomplish when we did our 2013 bids.  And then as the 2012 trend and new member information began to emerge in April, May, and early June, we were able to add that portion into it, into the 2013 bids.  So again, the piece that we didn't catch is the July -- early July or June incurred claims. And, you know, the -- that amount is not significant, but it's, you know, something that we wish that we could have had the same to put into the bids.

Q.    All right.  And then as we think about the growth going forward, in the slides there was a 20,000 member list in the amount of new age-ins this quarter, and I imagine part of that is from the baby-boomer effect, which should continue.  So, how are you adjusting that in your product design going forward or your margin assumptions going forward, that there will be increasingly new age-ins that I guess have a tendency to like more of these wellness items and have a higher MLR initially, in the first 12 to 24 months?

A.    (By Mr. Murray)  Well, the one thing that I would quickly throw out for everybody to evaluate is not only are we going to address the 2012 and '11 new member issues that we went to a lot of detail about, and also through our bid process address some of the existing block, but for the new members that come in, in 2013, because we did all that we did with our bids, we feel pretty good about the fact that our new member results for 2013 will improve.  So that gets to your question about what are you doing about the age-ins, because they're comprising a bigger component of the total.  So that's one thing I would quickly throw out.  The other thing that you ought to think about is the things that Bruce walked through in terms of timely identification of members to get into clinical programs, doing that a lot faster than we had heretofore, and also the documentation piece that Bruce talked about in going out and proactively visiting with the members where we think there's a documentation in chronically ill senior that can benefit from not only documenting their records properly but also getting into clinical programs more timely.  When you add all those pieces together, I think it begins to address the issue that, you know, faces us as an industry, that the age-ins, that first -- their benefit ratios aren't where the existing block is at.  I hope that does it for you.

Q.    Yes.  Thank you very much.

Q.    Okay.  Thank you.  I just wanted to get more comments about the increased utilization in the Retail section.  I guess a lot of things; you know, why -- is it something that wasn't present in the group MA business?  It sounds like part of this is new members and part of this is existing utilization across the board.  And anything about the utilization versus product HMO versus PPO or geographic regions?

A.    (By Mr. Murray)  The Group Medicare business is fine.  There are no such things as age-ins in group Medicare.  So when we sit down with a group and we talk with them about their plan of benefits, the folks that we're bringing into our programs have a similar benefit level than they have had in the past.  So, you know, a lot of the issues that we detailed here today don't really impact the group business.  I can't remember some of your other questions.  I apologize.

Q.    This type of product, is there a difference between HMO products and PPO or geography?

A.    (By Mr. Murray)  Yeah.  I think predominantly these are more related to the PPO products that we have.  With the HMO products, there's more of an integrated care delivery kind of a model that we like a lot more.  So I think from where we're seeing most of these issues, it's more from the PPO and a little bit from the remaining private fee for service business that we have, but that's not a significant portion of our overall membership block.

Q.    Okay.  Because when you said earlier that $100 million of the cost was from utilization across the entire book, that was just the Retail book, not the MA book?

A.    (By Mr. Murray)  That's correct.  I thought I was clear to say individual, but if I didn't, I apologize.

Q.    I just was wondering why, why it wouldn't have flowed through to both; if the senior population is using, you know, outpatient services, why it would be in one part of the book and not the other part.

A.    (By Mr. Murray)  The other thing that I would quickly point out is that some of the -- you know, the benefit changes that are required by the new law don't really apply to the Group Medicare business and there's not as much messaging that applies to the Group Medicare folks.  So some of the increased utilization we saw from the preventive benefits and the messaging that I talked about earlier don't really apply to the Group Medicare folks.

Q.    Okay.  Because it sounds a little bit like you guys are talking about 2011, 2012, just getting more aggressive in your bidding and maybe getting a little bit of adverse -- I mean, how much of what you have seen in the last few years do you think is a bidding issue versus a utilization issue?

A.    (By Mr. Murray)  I want to be real clear about your comment about adverse selection.  When you look at those slides and the risk scores that are shown on the slide for the new members that came in, they're pretty consistent year over year.  So I wouldn't stipulate that there's a -- that we have gotten adversely selected against.  I think our risk profile for the new members that we're bringing in is very consistent over time.  And one of the other things that I would quickly point out is that we feel all members are good members for us as an organization.  As long as we get our full share of the risk for all the cohorts of members, we feel very good about what we're able to accomplish in terms of a member being risk adjusted over a period of time.  So we don't think that there's any book of business or any member that over time can't be a favorable member for us.

Q.    And this 18 cents investment in clinical infrastructure, is that something that we should be annualizing into next year, or is there some sort of ramp up that goes away, or how do we think about that?

A.    (By Mr. Bloem)  The way we described it, Kevin, is that we said it's really this year in order to accelerate, as Jim and Bruce said, getting people into the correct clinical programs, the appropriate ones for them, and to speed along the documentation process.

Q.    Okay.  But that's not something that you're going to keep as a matter of course going forward; it's kind of more of a one-time investment?

A.    (By Mr. Murray)  The reason it was really highlighted is because it helped -- it didn't help it.  It hurt our overall guidance because it's an expense that we agreed to pay in the back half of the year.  You won't see this going forward, because it will just be subsumed in all of our administrative spend as an organization.  But because we decided to do it in the back, after the year, it negatively impacted our overall guidance.

A.    (By Mr. Bloem)  It's 18 cents.  So that's 48 cents.  So that's why we thought we would give it special attention.

Q.    Okay.  Great.  Thanks.

Q.    Hi.  Thanks.  Good evening.  So you said 18 cents on the clinical infrastructure, but I'm looking at your SG&A guidance.  And you might have brought this up already, but it's gone up by 50 BPS, which is pretty substantial.  And considering you made numbers for this quarter, your guidance guide-down seems largely also related to that.  Can you give us more color on it?

A.    (By Mr. Bloem)  Yeah.  The main thing in the SG&A ratio for this year, for this quarter and the rest of the year is the Tricare.  The changing Tricare is worth 130 basis points.  The economics remain as we described it, but the accounting for them where you go to a net basis is really the biggest difference.  And then we also have, as I mentioned in my remarks, we had some special legal expenses.  We culled out the settlement but not the legal expenses. The legal expenses were in there as well, in the quarter, for the Sacred Heart.

Q.    When you guided -- you brought it down to I think the 17 cents for the litigation settlement, that already contemplated the Tricare and the Sacred Heart thing.  So is this new, beyond what you had disclosed to us a few weeks ago?

A.    (By Mr. Bloem)  The settlement itself we estimated to be 17 cents on May 21st.  It turned out to be 18 cents.  But the legal expenses associated with that are still in SG&A and not included in that.

Q.    Okay.  So this is more kind of a one-time thing that we're talking about, then?

A.    (By Mr. Bloem)  Yes, that is correct.

Q.    Okay.  And then for the next year, you're targeting 5 percent.  You had your star scores in 2011.  Given where you were, what are you projecting for 2013 in terms of the total dollar amount for the 2013 plan year, and what have you given away in terms of stars, trend benders, as you call them in your bids?  Are you still expecting any upside from any of that?

A.    (By Mr. Murray)  When we do a bid, there's probably seven to eight assumptions that go into the bid process market by market, and stars is one of those secular trends, trend benders, MRA, and a lot of other factors.

A.    (By Mr. Bloem)  …reimbursement and set-off…

A.    (By Mr. Murray)  So as I said earlier, we feel very good as a result of the 2013 bid process, that we have -- gotten us back to the target margins that we have shared with you in the past, and that we have established some level of conservatism, getting us closer to where we were in 2009 and '10.  I'm not sure that we should go into individual assumptions and just talk about the package as a whole.

Q.    Okay.  So it's 5 percent, with some upside, is what we should think about for '13?

A.    (By Mr. Bloem)  Our target margin was 5 percent.

Q.    Okay.  Thank you.

Q.    Good evening.  Can you go through the $1.18 in MA trend cut and sort of split it out between the four items; the 2011 new cohort, the 2012 new cohort, and the ACA promoting higher costs, and the rise in outpatient cost that you identified?  If I take those four things as being the main portion of that, how much of that was -- how much of each of those was the $1.18?

A.    (By Mr. Bloem)  I think the way -- Jim took us to a $270 million underwriting issue with respect to the Retail Segment.  In his remarks, he talked about 170 of that being the new member.  And the new member I think would subsume two of the things that you mentioned.  And then the rest of it, the other 100 was in the trend for all, both new and existing members. That was sort of the messaging was part of that and -- what was the other -- what was the fourth thing?

A.    (By Mr. Murray)  And outpatient trend itself across the block.

A.    (By Ms. Nethery)  …messaging…

A.    (By Mr. Bloem)  The outpatient is --

A.    (By Mr. Murray)  The outpatient is included in the 100 million.

A.    (By Mr. Bloem)  Correct.

A.    (By Mr. Murray)  So if I were to estimate the split between the impact of the required benefit change and the messaging related to it versus the outpatient, it's probably 66 percent to 75 percent is related to the messaging and new benefit, and the outpatient cost represents the difference.

A.    (By Mr. Bloem)  I think that's a fair allocation.

Q.    Can you separate the 2011 versus the 2012 cohort, how much of the problem was in each of those?  Because presumably you caught the 2011 cohort problem in terms of your 2013 bid, but it looks like you were probably too late to catch the 2012 stuff in your 2013 bid.  Is that accurate?

A.    (By Mr. Murray)  The way I think about this whole issue is that for the July payments that weren't caught, we've talked internally that that represents maybe 60- to $80 million, but that's offset with some of the things that I talked about that we contemplated in February.  So that last piece related to the June incurred claims that we spotted in July, we think, you know, again, is somewhere around 60- to $80 million.

Q.    Let me try it another way.  If I look at the change in guidance, the 48 cents, if I subtract out the 18 cents for the charge, again, 30 cents being the incremental portion that you found sort of tied to that, the June or July claims with all the other one-time things netting against the rest of the trend change, so that 30 cents -- you know, four cents of that was in slightly worse performance from other operations, it looks like.  So we're down to 26 cents.  What is the 26 cents tied to?  Which of those four buckets that I just described is really driving the 26 cents?

A.    (By Mr. Murray)  Also, the $46 million of additional clinical spend that we --

A.    (By Mr. Bloem)  I think that's the one he's talking about, and it happens to be in the same amount as the charge for the litigation, exact same number.  So I wanted to just make sure that's clear.

Q.    That's correct.

A.    (By Mr. Bloem)  That comes out separately. So when you look at the rest of it -- repeat your question.

Q.    The remaining 26 cents of the change, how much is tied to each of those four things; the 2011 cohort, the 2012 cohort, the ACA higher costs, and then the rising outpatient costs?

A.    (By Ms. Nethery)  Excuse me, Christine, for one quick second.  We were just hesitating on doing some internal calculations to answer Peter's question.  So, Peter, I apologize.  We'll get with you here in a second.

A.    (By Mr. Bloem)  I would say, you know, probably two-thirds is in the 2012, and the rest is in the '11, and the '11 was caught.  And as Jim said, only the incremental part that comes from the $80 million that was caught in early July, when we saw the results from June in terms of paid claims.

A.    (By Ms. Nethery)  Thanks, Jim.  I'm sorry, Christine.  Go ahead with your question.

Q.    So to follow up on this, because I think it really is all about 2013, a couple of follow-ups.  One, are you assuming that the $200- $300 million benefit from your clinical interventions is going to be realized in your 2013 experience?  Is that included in your bids in terms of -- and your expectation for the 5 percent margin?

A.    (By Mr. Murray)  No.  The Trend Benders that we made as a part of our 2013 bid had some clinical program benefits in it, but most of what Bruce detailed in the $200 to 300 million would be incremental opportunities that we're pursuing, that we would maybe begin to see the beneficial effect of during 2012, but we want to get really comfortable that those processes and procedures are in place by January 1st so that we can see a lot of that benefit that Bruce described flow into the 2013 year.

Q.    So when you bid, did you assume you were going to get that $200 to $300 million in 2013?

A.    (By Mr. Murray)  No.  We had a number of other Trend Benders that we do on a regular basis related to clinical programs.  The ones that Bruce identified for you explicitly aren't included in the Trend Benders that are a part of our 2013 bid.  These would be more incremental opportunities.

Q.    And then what are you expecting your Medicare Advantage trend to be this year, and what did you bid, assuming it would be next year, and when did you realize you had the negative $40 million of development in retail?

A.    (By Mr. Murray)  I'm not sure I know what the $40 million is that you're referring to.  There's a lot of numbers that are getting thrown around.  I will tell you that we have historically told everybody that we generally believe secular trends run in the 4 to 6 percent range.  And in our 2013 bids, we've got a number included on higher end of that range, on a secular trend basis.

Q.    And what do you think it's running this year?

A.    (By Mr. Murray)  I don't know that that's something that we typically disclose.

A.    (By Mr. Bloem)  We can still say it's in that same 4 to 6, but obviously everything we have told you today --

A.    (By Mr. Murray)  Secular trends for us are running about 4 to 6 percent.

Q.    Okay.  Okay.  So -- and when did you realize that you had the $40 million of prior period negative development in the second quarter related to the first?

A.    (By Mr. Bloem)  That was generally -- that was generally rateable through each of the months. Again, as we said earlier, we had the other things that I've indicated, you know, show the fact that our guidance was still intact for both the quarter and the year.

A.    (By Mr. Murray)  Yeah.  As I talked through, as I talked about the bids, we were looking at April incurreds, we got that in May, we looked at May incurreds, we saw that in June.  And whatever we saw in terms of a restatement related to the first quarter, we were spotting and we were evaluating regularly how our year looked after we did all of those claim evaluations.  Again, it wasn't until July -- early July, when we saw the June results, that we thought we had a problem for the year.

Q.    And then last question.  If we have a 60- to $80 million July problem that we -- June problem we caught in July that we didn't put in the bid, do I take $60 million times 12 is the 2013 potential issue, or is there something -- it sounds like that's not the logic you should be using, because you can't get to 5 percent that way.  Can you help me out?  And that's my last question.

A.    (By Mr. Murray)  Yeah.  The 60 to 80 million that I would talk about is what we project the impact for the remainder of the year as opposed to one particular month.

A.    (By Mr. Bloem)  Right.

A.    (By Mr. Murray)  I apologize.  I should have been clearer about that.  We looked at the trends that we saw, and we said, okay, what's the impact of those trends for the remainder of the year, and that would be the 60 to 80 that I referenced a moment ago.

Q.    Okay.  Great.  Thanks for clarifying.

A.    (By Mr. Murray)  All right.

Q.    Thanks for taking my question.  I just wanted to come back to make sure I got some of the numbers in the call earlier.  I think you said that wellness visits are up 200 percent year to year and that routine physicals are up 22 percent year to year.  Is that the Retail MA business, or is that the entire Retail business, or what was that?  What is that?

A.    (By Mr. Murray)  That's the individual or Retail Medicare Advantage business.  Somebody earlier asked whether we're seeing a similar problem in the Group Medicare business, and the answer to that is no.

Q.    Those trends, that 200 percent increase, that's been apparent all year long, and now you're basically saying that that -- sort of those increased visits have led -- you know, assuming messaging, that that's what's driving -- that's what drove the spike in June?

A.    (By Mr. Murray)  Well, what we're explaining by talking about the 270 and then offsetting it by some of the other things that we saw in our other segments is just to demonstrate what has happened to our Retail business, and it has happened, as we discussed, throughout the first quarter.  We learned about the first quarter issues in the second quarter as we paid claims for the April incurred and the May incurred.  And as we saw those claim payments occur during the months of April, May, and June, the issues that we just talked about began to emerge.

Q.    Right.  I guess but was there anything -- anything specific to spike out on the outpatient side that was sort of a derivative of those things in June, any particular type of service, or just across the board outpatient?

A.    (By Mr. Murray)  Pretty much across the board.  I think when we referenced this in my remarks, that we've been following -- we've been seeing some of this occur in April and May.  We've been also spotting that some of you have written up about some of the favorable reports from the hospital industry about their outpatient revenues, and it seems to correlate.  But again, that outpatient issue was probably a very small portion of the $100 million that I talked about a moment ago.

Q.    Okay.

A.    (By Mr. Murray)  Probably 33 percent to 25 percent of that overall $100 million.

Q.    And then just a clarification question on slide eight.  Does this suggest that in 2011 your actual benefit ratio was quite a bit above the target benefit ration?

A.    (By Mr. Murray)  Yes, that's exactly what it suggests.  And that's a part of why in February we stopped and said, okay, what do we need to do for our 2013 bid process.  And as you can see from the slide, it got even worse in 2012.

Q.    And so if I were to -- what did your prior guidance assume?  Did it assume that the black line was going down to get to the target for this, or you always knew you were going to come in above?

A.    (By Mr. Murray)  The guidance that we talked about in the first quarter assumed the results that are demonstrated on the slide related to 2011.  One of the things that we tried to explain as we were walking through, you know, all of these pieces coming together, is that some of the 2011 results that we experienced in 2011 could have improved in 2012 because we did all of the documenting and the getting the folks into the program.  So there's some -- you know, to the extent that we experienced that negative in 2011, you know, what's happening in 2012 related to those members is something that has to go into this entire equation.  So when we provided our guidance in the first quarter, all of those pieces looked fine to us. And then as we moved through April and May and June, we began to see some of the 2012 begin to emerge. And we regularly evaluated where we were on our bid process and where we were in the guidance that we were preparing for all of you, and we were comfortable through the end of May incurred and early June that everything was in really good shape and we looked pretty good for the year.

Q.    I guess just to make sure, what I'm really trying to get at, did you previously think you could get to your target benefit ratio for new members, individual Medicare, or you always knew you were going to come in above the target for 2012?

A.    (By Mr. Murray)  For 2011, we were somewhere above our target in 2011.  And whatever happened with those 2011 members in the 2012 incurred months went into our overall evaluation of how we were doing as an organization.  In 2012, we began to spot the new member issue probably in the April and May timeframes, and we began to spot it and we began to deal with it. And we would evaluate our bids and we would also evaluate our guidance.  And it wasn't until the June incurred that we paid in July that it became apparent that we had a problem relative to our guidance.

Q.    Okay.  Thanks a lot.

Q.    Thanks.  What was the target margin that you included in the 2013 bid?  If you tell me the target margin was 5-1/2 or something higher than that, then everything you're saying today makes sense, in that you were projecting a higher margin and now you've seen something worse since you submitted the bids, and that's going to take you down to 5.  Is that how you would position it, or you would say something different?

A.    (By Mr. Murray)  When we did our 2012 bids and when we did our 2013 bids, we targeted a margin of 5 percent.

Q.    2012 was 5-1/2 percent.

A.    (By Mr. McCallister)  To get back to something said earlier, there's more conservatism in those bids.  The target margin that's in there, though, is 5.

A.    (By Mr. Murray)  And in addition to that, we've got PDP business.  When you talk about our overall Medicare margins go to the guidance that we shared with you in the first quarter of 5.5 percent for our overall Medicare retail book of business.

Q.    All right.  So maybe I'll use different words.  In terms of the margin that you actually thought you would see in 2013, that was originally in the initial bid something north of 5 percent, and that's now come back to 5 percent?

A.    (By Mr. McCallister)  No, we have never said that.

A.    (By Mr. Murray)  I'm sorry.  What year bids are you talking about when you ask the question?

Q.    2013.

A.    (By Mr. Murray)  Okay.  So when we did our bids for 2013, before we learned about the June incurred payments that we learned about in early July, we felt very good that we were putting together a bid package that not only got to the 5 percent but began to restore a significant amount of the conservatism that, you know, perhaps was missing in 2012 and 2011.  When we got done studying the July information, I would say that our bids came closer to the 5 percent.  However, I still feel like they include some level of conservatism, not as much as we had anticipated when we filed them in June.

Q.    Got it.  Okay.  And then the second question, just more high level, you've operated in a lot of difficult environments over the years.  Other than the PDP book back in 2008, you haven't had any problems with Medicare Advantage.  And I certainly understand all the specific issues you discussed, but they all seem to be things you have dealt with in one form or another in prior years.  So in terms of the issue that you're having this year, would you attribute that to confluence of events?  You know, is it Mike transitioning away from the business?  Is it the lack of conservatism relative to prior years?

A.    (By Mr. McCallister)  Well, let me take a shot at this.  I think we've got an unusual event going on with some of these new members, combined with -- I mean, there is more demand for services from this population, combined with some pretty significant growth in that spot.  So a couple of perfect storm things come together here.  I don't have any less confidence in our ability to deal with the annual bid process and get to the right place.  We've been able to generally project -- well, we've been generally in the right spot in terms of finding the right balance for product offerings, price and benefit in the marketplace.  We've had a long history, been able to sell this really well.  We've grown better than anybody in the last few years.  So if I step back 50,000 feet, you know, nobody is happy with where we are this moment, but this company really does still very well understand what goes on in Medicare and I think has a pretty good path through all of these complexities and all of these moving parts you're talking about.  So I would rather it be us than anybody else in this space.

A.    (By Ms. Nethery)  Next question, please.

Q.    Hi.  Thanks for taking the question.  Can you speak to what is assumed in the utilization trends that you will see subsequent to June for the balance of this year?  What's assumed in guidance?

A.    (By Mr. Murray)  The trends that we saw up through the June incurred date are rolled forward for the remainder of 2012.

Q.    So no worsening, but also no improvement?

A.    (By Mr. Murray)  Absolutely.  We don't want to do this again.

Q.    And is there -- a couple of follow-ups to that.  One, I guess the 2011 cohort is part of the -- is certainly a contributor to the problem here.  From an 18-month lag -- and you talked about 18 to 24 months for some of your documentation and program enrollment type of activities to take hold.  Is now the time when the '11 should start to benefit from that and those take hold and so they can bend down? And I'm asking more from the concern about the underlying outpatient trend getting worse and would that be an offset.

A.    (By Mr. Murray)  Dave, you're exactly right.  Somebody just asked, you know, what happened here, is the way I would interpret the answer.  And, you know, when I step back and look at this, you know, frustration and embarrassment are words that come out of my mouth immediately.  But I would say that the bolus of members that we have that are new members and the higher medical expense ratio that we targeted for them and the fact that we got more of them, and then that the 2012 cohort is performing worse than we have ever seen, and then, you know, where those 2011 members are on that, you know, 12 to 24 journey, and you put all of those factors together and the fact that we had taken out some of the bid conservatism in 2012 and '11, that doesn't allow the existing book of business that isn't the new members to have favorable results relative to bids to offset some of these issues.  When you add all of these pieces together, it's where we're at.  Again, it's frustrating and it's not something that we're very happy about.  You know, I don't know what else to say about that.

Q.    I appreciate that.  If I could ask just one follow-up on a different topic.  That is the drug cost.  Jim Bloem, you talked about not seeing the same favorable benefit from generics on drugs.  We have heard some others actually expect that generic wave would have a favorable effect on cost trend in the second half of '12.  I wonder why you don't expect that.

A.    (By Mr. Bloem)  I was only -- my comments were based on comparing 2011, where you had lots of expirations and wholesale acquisition costs lowering what the -- lowering the benefit ratio.  Those won't be present this year.  That's all I'm saying.

A.    (By Mr. Bloem)  They still are good, but when you compare back to '11, it's not as good as '11.  That was my only...

Q.    All right.  Thank you.

Q.    Hi.  Thanks for the question.  I guess just quickly, in thinking about earnings power past 2013, a quarter ago we were talking a lot about this idea that Humana had positioned its bids to glide path the MLRs towards the MLR floor, and now we're sort of thinking through 2013 where maybe we should be trying to get MLRs back down to lower target.  So how do we split those two things?  Even if you do achieve, you know, closer to your target margins than 2013, then what type of maybe disruption or margin disruption we see going into 2014, because it would no longer seem like we were on a glide path for those MLR floors.  Thanks.

A.    (By Mr. Murray)  What I would say to that is, again, we've emphasized how important it is to get the members, and the members are what drives the dollar profit.  The dollar profit around the target margin of 5 percent is what really gives us the earning power.  So it's very important, as we started the conversation today with our strategy says we need to grow members and then we need to take those members, get them into appropriate clinical settings and get the right documentation.  That's why I think when Mike said a few minutes ago, he would rather it be us than anybody else, because I think on an organic basis we do that as well as anybody, and that's the key toward when you look beyond '13 and you get to '14 and beyond.

Q.    Okay.  Great.  Thanks.

A.    (By Mr. McCallister)  Thanks for joining us.  Again, we're disappointed with where we are at the moment.  I would remind everyone that even with the guidance for the full year '12, it will be the second best year in the 50-year history of this company.  We do feel pretty comfortable where we are with bids for 13.  We believe we will have an opportunity to grow again in '13 and will be back on track in this company by January 1st, we believe.  And I would remind everybody that while these new members are currently causing us some economic problems, they will be with us for a long time, and we have a lot of time to work with them and get them to a better place.  So, thanks for joining us.  And I would like to thank the Humana associates that are on the call for helping us continue to progress.  Thank you very much.